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EXHIBIT 5.1

CHOATE, HALL & STEWART
A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
 EXCHANGE PLACE
53 STATE STREET
BOSTON, MASSACHUSETTS 02109-2804
 TELEPHONE (617) 248-5000    FAX (617) 248-4000
WWW.CHOATE.COM

                May 31, 2002

Southwall Technologies Inc.
1029 Corporation Way
Palo Alto, California 94303

Gentlemen:

        This opinion is delivered to you in connection with the registration statement (the "Registration Statement") on Form S-1 of Southwall Technologies Inc. (the "Company") filed on April 5, 2002, with the Securities and Exchange Commission by the Company under the Securities Act of 1933, as amended, for registration under said Act of 4,025,000 shares of the common stock, $.001 par value (the "Common Stock"), of the Company.

        We are familiar with the Restated Certificate of Incorporation of the Company, as amended, the corporate minute book and the by-laws of the Company, as amended, and the Registration Statement. We have also made such further investigation as we have deemed necessary for the purposes of this opinion.

        Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Company pursuant to the prospectus contained in the Registration Statement (the "Prospectus") have been validly authorized for issuance and, when issued against receipt of the purchase price described in the Prospectus, will be legally issued, fully paid and nonassessable.

        We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm in the Prospectus under the caption "Legal Matters."

Very truly yours,
/s/ CHOATE, HALL & STEWART
CHOATE, HALL & STEWART

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  EXHIBIT 5.1